Exhibit 10.4

Bison Convertible Loan Note Instrument

Agreed Form

[•] 2008

[LION/RALLY CAYMAN 2]

[LION/RALLY LUX 1 S.A.]

AND

[LION/RALLY LUX 3 S.à r.l.]

INSTRUMENT BY WAY OF DEED

CONSTITUTING US$[103,500,000]

UNSECURED EXCHANGABLE LOAN NOTES

WEIL, GOTSHAL & MANGES

One South Place London EC2M 2WG

Tel: +44 (0) 20 7903 1000 Fax: +44 (0) 20 7903 0990

www.weil.com

TABLE OF CONTENTS

		Page
1	INTERPRETATION	1

2	ISSUE	7

3	COVENANT TO PAY PRINCIPAL AND INTEREST	8

4	COVENANTS	8

5	UNDERTAKING	8

6	NOTICES	8

7	INSPECTION	9

8	DEALINGS	9

9	GOVERNING LAW	9

10	JURISDICTION	9

11	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	9

SCHEDULE 1 FORM OF CERTIFICATE AND CONDITIONS		10

TERMS AND CONDITIONS OF THE NOTES		11

SCHEDULE 2 PROVISIONS AS TO REGISTRATION, TRANSFER, TRANSMISSION AND REPLACEMENT OF NOTES		19

i

THIS INSTRUMENT BY WAY OF DEED is made on [•] 2008 by:

[LION/RALLY CAYMAN 2] a company incorporated in the Cayman Islands having its registered office at [•] (“CayCo”);

[LION/RALLY LUX 1 S.A.] (registered in Luxembourg under Company Number [•]) whose registered office is at [•] (“LuxCo1”); and

[LION/RALLY LUX 3 S.à r.l] (registered in Luxembourg under Company Number [•]) whose registered office is at [•] (the “Company”).

WHEREAS

(A)	The Company has resolved, pursuant to a resolution of its Managers, to create the Notes to be issued in connection with the acquisition and refinancing of certain direct and indirect subsidiaries of Cirey Holdings, Inc., which together comprise the Russian Alcohol group.

(B)	The Company has determined to constitute the Notes in the manner set out in this Instrument.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	In this Instrument and its Schedules, unless the context otherwise requires, each of the following expressions has the meaning set opposite it:

“Affiliate”	with respect to any Person, any other Person that directly or indirectly Controls, or is under common Control with, or is Controlled by, such Person.

“Business Day”	a day (other than a Saturday, a Sunday or a public holiday) on which banks in London, Luxembourg, New York, Warsaw, and the Cayman Islands are normally open for the conduct of general banking business;

“Call Option”	the Call Option set out at Clause 8 of the Shareholders’ Agreement;

“Call Option Expiry Date”	has the meaning given in the Shareholders Agreement;

“Call Option Notice”	means a notice served in accordance with Clause 8.2 of the Shareholders Agreement;

“Cash”	all cash and cash equivalents of the LuxCo1 Group as shown in the books and records of the LuxCo1 Group as at the relevant date;

“CayCo C Shares”	C Ordinary shares of US$[•] each in the capital of CayCo[1];

“CayCo D Shares”	D Ordinary shares of US$[•] each in the capital of CayCo[2];

“CayCo Ordinary Shares”	the A Ordinary shares of US$[•] each in the capital of CayCo; the B Ordinary shares of US$[•] each in the capital of CayCo, the CayCo C Shares and the CayCo D Shares;

[1]	These are non-voting shares, otherwise identical to the A Shares.
[2]	These are non-voting shares with “carry rights”, otherwise identical to the B Shares.

“Cayman LP”	[Lion/Rally Cayman 1 LP];

“Conditions”	the terms and conditions endorsed on the Notes in the form set out in Schedule 1 as the same may from time to time be modified in accordance with this Instrument and any reference in this Instrument to a numbered Condition shall be construed accordingly;

“Control”	with respect to a person (other than an individual): (a) ownership of more than 50% of the voting securities of such person; (b) the right to appoint, or cause the appointment of, more than 50% of the members of the board of directors (or similar governing body) of such person; or (c) the right to manage, or direct the management of, on a discretionary basis the business, affairs and/or assets of such person, and for the avoidance of doubt, a general partner is deemed to Control any limited partnership of which it is a general partner (and the terms “Controlling” and “Controlled” shall have meanings correlative to all of the foregoing);

“CyprusCo1”	[Lion/Rally Cyprus 1];

“Event of Default”	an event referred to in Condition 7;

“Exchange Completion Date”	has the meaning given in Condition 6(q);

“Exchange Date”	has the meaning given in Condition 6(o);

“Exchange Period”	the 2010 Exchange Period, 2011 Exchange Period and the 2012 Exchange Period;

“Exchange Right”	has the meaning given in Condition 6(a);

“Exchange Valuation Date”	in respect of the 2010 Exchange Period, 31 December 2009; in respect of the 2011 Exchange Period, 31 December 2010; and, in respect of the 2012 Exchange Period, 31 December 2011;

“Expiry Date”	has the meaning given in Condition 6(d);

“Financial Debt”	all outstanding obligations of the LuxCo1 Group for money borrowed (including for the avoidance of doubt, accrued but unpaid interest), outstanding obligations evidenced by notes, debentures, bonds or similar instruments, the payment for which the LuxCo1 Group is liable and the net present value of all obligations as lessees under all finance leases including sale and leaseback programs, but Financial Debt shall exclude any liability for amounts owed by LuxCo1 to any direct shareholders thereof and shall also exclude any liability for amounts owed between members of the LuxCo1 Group;

“Instrument”	this Loan Note Instrument;

“IPO”	an initial sale of shares of any member of the LuxCo1 Group to the public in an offering under the laws, rules and regulations of any jurisdiction, pursuant to which the sold shares will be admitted to trading on a stock exchange;

“LuxCo1 Group”	LuxCo1 and its Subsidiaries from time to time;

“LuxCo1 Shares”	Ordinary shares of US$[•] each in the capital of LuxCo1;

“Managers”	the Managers of the Company from time to time;

“Maturity Date”	date falling ten years and six months from the Closing Date (as defined in the SPA);

“Minority Investment”	any entity in which any member of the Group owns a minority interest;

“Minority Investment EBITDA”	EBITDA of any Minority Investment, calculated on the same basis as Operating Group EBITDA, multiplied by the Group’s percentage shareholding in the Minority Investment;

“New CayCo Shares”	the CayCo C Shares or the CayCo D Shares to be issued pursuant to the exercise of the Exchange Right under Condition 6;

“New LuxCo1 Shares”	the new LuxCo1 Shares to be issued pursuant to Condition 6;

“Normalised Level of Working Capital”	the average level of Working Capital of the Operating Group calculated by taking the average of the last twelve month ends’ or the last four quarter ends’ (as CayCo shall determine) Working Capital immediately prior to the relevant date, having first excluded any one off or exceptional items from such Working Capital;

“Noteholder”	in relation to a Note, the person or persons in whose name such Note is registered for the time being in the Register;

“Notes”	the unsecured subordinated loan notes (including any PIK Notes (as defined in the Conditions) issued or to be issued under this Instrument) of the Company constituted by this Instrument or, as the case may be, the principal amount of the Notes for the time being issued and outstanding or, as the context may require, a specific proportion of them;

“Operating Group”	CyprusCo1 and its Subsidiaries from time to time and, for the purposes of this Instrument, shall be deemed to include any other member of the LuxCo1 Group as the Company may in its discretion nominate;

“Operating Group EBITDA”	the consolidated earnings before interest, taxation, depreciation and amortisation of the Operating Group as extracted from the consolidated audited accounts of the Operating Group, prepared by one of Deloitte, Ernst & Young, KPMG, or PricewaterhouseCoopers (each a

“Recognised Accountancy Firm”), for the relevant period, before bringing into account any of the following items and without double counting (and so that, to the extent any of the following have been charged, expensed or deducted in computing such earnings they shall be added back and to the extent any of the following have been taken into account therein they shall be deducted):

(a)	any accrued interest paid or payable by the Operating Group (including fees or penalties incurred in connection with third party borrowings or the issue of guarantees and letters of credit) and including any amounts payable under any interest rate hedging agreement shall be added back and any interest owing to or received by the Operating Group and including any amounts receivable under any interest rate hedging agreement shall be deducted;

(b)	any tax paid or payable by the Operating Group in respect of the operating profit or any deferred tax charges arising for such period shall be added back and any amount received or receivable by the Operating Group in respect of a rebate or refund of tax shall be deducted;

(c)	any extraordinary items and any exceptional items (in each case being extraordinary or exceptional due to their size, nature or type, or items being outside the ordinary course of trading or costs related to restructuring shall be added back);

(d)	any loss against book value incurred by the Operating Group on the sale, lease or other disposal of any capital asset shall be added back and any gain against book value incurred by the Operating Group on the sale, lease or other disposal of any capital asset shall be deducted;

(e)	any loss arising on any revaluation of any asset shall be added back and any gain arising on any revaluation of any asset shall be deducted;

(f)	any realised or unrealised foreign exchange losses shall be added back and any realised or unrealised foreign exchange gains shall be deducted;

(g)	depreciation shall be added back;

(h)	any amortisation or impairment of tangible or intangible assets shall be added back;

(i)	the costs paid or payable in relation to any acquisition or disposal of any company or business or brand shall be added back;

(j)	any dividends or distributions paid or payable shall be added back and any dividends received or receivable shall be deducted (each only to the extent that a corresponding entry has been made to net income);

	(k)	any loss on revaluation of any fixed or current asset shall be added back;

	(l)	any charge in respect of the accounting for share based payments under IFRS shall be added back;

	(m)	in the event that the Operating Group makes any acquisition of any company or business or brand during the course of a year the Operating Group EBITDA for that year of acquisition shall be adjusted such that the Operating Group EBITDA shall include a full year’s EBITDA in respect of such acquisition (based on an EBITDA for the acquired company, business or brand that is determined on the same basis as Operating Group EBITDA and verified by a Recognised Accountancy Firm; and

	(n)	in the event that the Operating Group makes a disposal of any company or business or brand during the course of a year the Operating Group EBITDA for that year of disposal shall be adjusted such that the Operating Group EBITDA shall not include any EBITDA in respect of such disposal;

“Person”		shall mean any natural person, corporation, general partnership, simple partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Authority, whether incorporated or unincorporated; a reference to any Person shall include such Person’s successors and permitted assigns under any agreement, instrument, contract or other document.

“Put Option Notice”		means a notice served in accordance with Clause 9.2 of the Shareholders Agreement;

“Prohibited Person”		means:

	(i)	any person appearing on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control in the United States Department of the Treasury as set out on the US Department of Treasury’s Office of Foreign Assets Control at the following URL:

http:/www.treasury.gov/offices/enforcement/ofac/Index.html; or

	(ii)	any other person with whom a transaction is prohibited by Executive Order 13224, the USA PATRIOT Act, the Trading with the Enemy Act or the foreign asset control regulations of the United States Treasury Department, in each case as amended from time to time; or

	(iii)	any other person whom the Company (acting reasonably) considers would create a material reputational risk for the Company or any of its Affiliates or any co-investors in the Company or its respective Affiliates.

“Put Option”	the Put Option set out at Clause 9 of the Shareholders Agreement;

“Register”	the register of Noteholders maintained by the Company;

“Registrar”	a Manager or any other person appointed by the Company to be the registrar of the Notes;

“Repayment”	includes “redemption” and vice versa and the words “repay” “redeem”, “repayable”, “redeemable”, “repaid” and “redeemed” shall be construed accordingly;

“Shareholders’ Agreement”	the shareholders’ agreement dated [•] 2008 entered into between [Bison], [Lion/Rally Cayman 1 LP] and [Lion/Rally Cayman 2] and relating to [Lion/Rally Cayman 2];

“SPA”	the sale and purchase agreement entered into on [•] 2008 by and between Cirey Holdings, Inc., and Pasalba Limited;

“Specified Majority”	Noteholders holding for the time being two thirds in nominal value of the Notes then outstanding; and

“Subsidiary”	in relation to any person (a “Holding Company”), any other person directly or indirectly Controlled by that Holding Company;

“Total Leverage”	total third party debt less cash and cash equivalents of the Company and its subsidiaries, adjusted to reflect a normalised level of net working capital minus any principal amounts and accrued but unpaid interest outstanding under the Notes, divided by Operating Group EBITDA for the most recently completed period of 12 months, pro forma as if the Acquisition had occurred on the first day of the 12 month period;

“Working Capital”

the aggregate value of:

(a)    the consolidated inventory of the Operating Group;

(b)    the consolidated trade receivables of the Operating Group; and

(c)    all consolidated other current assets of a working capital nature of the Operating Group,

less the aggregate value of:

(a)    the consolidated trade payables of the Operating Group; and

(b)    the consolidated other payables of a working capital nature of the Operating Group (but excluding interest accruals),

as at the relevant date. Working Capital shall be calculated using consistent accounting policies, practices and bases of preparation as those used in the preparation of the audited financial statements of the Operating Group (“Audited Accounts Policies”) and to the extent not covered by such Audited Accounts Policies then in accordance with IFRS.

1.2	Words and expressions defined in the Conditions shall have the same meanings in this Instrument.

1.3	References in this Instrument to costs, charges and expenses shall, unless otherwise provided, be exclusive of any value added tax or similar tax charged in respect thereof.

1.4	In this Instrument:

1.4.1	headings are for convenience only and shall not affect its interpretation;

1.4.2	references to Clauses and Schedules are to be construed as references to the clauses of, and schedules to, this Instrument, references to paragraphs are to be construed as references to clauses of the Schedules and references to this Instrument include its Schedules;

1.4.3	references to (or to any specified provision of) this Instrument or any other document or instrument shall be construed as a reference to this Instrument, that provision or that document or instrument as in force for the time being and as amended from time to time in accordance with the terms thereof and (where such consent is required by the terms of this Instrument as a condition to such amendment being made) the prior sanction of the Specified Majority;

1.4.4	words denoting the singular number shall include the plural and vice versa;

1.4.5	references to persons shall include individuals, corporations (where incorporated), unincorporated associations (including partnerships), trusts, any form of governmental body, agency or authority and any other organisation of any nature (in each case, whether or not having separate legal personality);

1.4.6	a reference to a provision of law includes a reference to any provision which from time to time amends, extends, consolidates or replaces that provision and any subordinate legislation made under any such provision;

1.4.7	references to “US$” or “USD” are references to the lawful currency of the time being of the United States; and

1.4.8	the Recitals and Schedules form an integral part.

2	ISSUE

2.1	The principal amount of the Notes is US$[103,500,000].

2.2	The Notes shall rank pari passu equally and rateably with the other unsecured obligations of the Company.

2.3	The Notes represent a direct and unsecured obligation of the Company for the due and punctual payment of the principal and interest in respect of the Notes and for the performance of all the obligations of the Company with respect to the Notes.

2.4	The Notes shall be registered in the form set out in Schedule 1. The Notes shall be issued in such denominations as the Company shall determine

2.5	Schedule 2 shall apply to transfers of Notes.

3	COVENANT TO PAY PRINCIPAL AND INTEREST

3.1	The Company shall pay to the Noteholders the principal amount of the Notes together with any accrued and unpaid interest thereon on the Maturity Date, pro rata to the amount of the Notes then held by them.

3.2	The Company covenants with the Noteholders that interest shall accrue in respect of the Notes, from the date of issue thereof (but for the avoidance of doubt not in respect of any period before such date unless specified otherwise in this Instrument or the Conditions) until repayment in full of the Notes, on the principal amount of the Notes outstanding from time to time at the rate per annum and at the times and otherwise in the manner provided in Condition 3 and shall be paid on redemption of the Notes pursuant to Condition 4.

3.3	If the Company fails to make a payment of principal and/or interest on the date such payment is due or ought to be paid, the sum due for payment shall bear interest (before as well as after judgment) at a rate per annum equal to one per cent (1%) over the rate of interest from time to time payable on the Notes as provided in Condition 3, from the date on which such payment should have been made until the date of actual payment, and such interest shall accrue from day to day and shall be paid by the Company on the last Business Day of each calendar month and if not so paid shall itself bear interest at the rate set out herein.

4	COVENANTS

The Company covenants with the Noteholders that it will comply with the provisions of this Instrument which are expressed to be binding on it and covenants to perform and observe the same. The Notes shall be held subject to the provisions contained in this Instrument all of which shall be binding to the extent stated above upon the Company and shall be binding upon the Noteholders to the extent applicable and all persons claiming through or under them respectively. The Noteholders shall be entitled to enforce the obligations under the Notes and the Conditions as if the same were set out and contained in this Instrument.

5	UNDERTAKING

The Company will promptly notify the Noteholders forthwith if it becomes aware of any material breach by it of any covenant under this Instrument or any event or occurrence which with the giving of notice and/or lapse of time and/or the making of a relevant determination would constitute such event and provide the Noteholders with details of steps which it is taking, or is considering taking, in order to remedy or mitigate the effect of such event or occurrence or otherwise in connection with it.

6	NOTICES

6.1	Any notice to be given to the Company under this Instrument shall be duly given or sent by pre-paid post (first class if inland, or air mail if overseas) or by delivery of the same to the Company at its registered office.

6.2	Any notice to be given to a Noteholder under this Instrument shall be duly given or sent by pre-paid post (first class if inland, or air mail if overseas) to, or by the delivery of the same to, the address of that Noteholder appearing in the Register.

6.3	Any notice sent by post shall be deemed to be given on the second Business Day after the date of posting if sent by first class post, on the fifth Business Day after the date of posting if sent by air mail and any notice given by delivery shall be deemed to be given at the time of delivery, provided that where delivery occurs after 6.00 pm on a Business Day or on a day which is not a Business Day, such notice shall be deemed to be given at 9.00 am on the next following Business Day.

7	INSPECTION

The Company shall at all times keep at its registered office a Register showing the amount, the date of issue of each Note for the time being outstanding, the initial Noteholder, and all subsequent transfers and changes of ownership of the principal amounts represented thereby, the dates of such transfers and changes of ownership and the names and addresses of the Noteholders. The Noteholders or any of them and any person authorised by any of the Noteholders shall be at liberty at all reasonable times during office hours to inspect the Register and to take copies of or extracts from the same or any part of the Register. Any change of name or address on the part of a Noteholder shall forthwith be notified to the Registrar and the Register shall be altered accordingly.

8	DEALINGS

8.1	The Notes are not capable of being dealt in on any stock exchange and no application has been or is intended to be made to any stock exchange for the Notes to be listed or otherwise traded.

8.2	The Company will not distribute or publish any offering circular, prospectus, form of application, advertisement or other offering material, in each case with respect to the Notes, in any country or jurisdiction.

9	GOVERNING LAW

The Instrument and the Notes shall be governed by and construed in accordance with the laws of England and Wales.

10	JURISDICTION

10.1	The Courts of England have non-exclusive jurisdiction to settle any claim, dispute or matter or difference which may arise out of or in connection with this Instrument (including, without limitation, claims for set-off or counterclaim) or the legal relationships established by this Instrument.

11	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

No person other than a Noteholder and the Cayman LP shall be entitled to enforce this Instrument under the Contracts (Rights of Third Parties) Act 1999.

SCHEDULE 1

FORM OF CERTIFICATE AND CONDITIONS

Serial No:

[LION/RALLY LUX 3 S.à r.l.]

Société à responsabilité limitée

Share Capital: [***]

Registered office: [9, rue Sainte Zithe, 3rd Floor, L-2763 Luxembourg]

R.C.S. Luxembourg B [***]

Unsecured Exchangeable Loan Notes

THIS IS TO CERTIFY THAT                                          of                                                               is/are the registered holder(s) of US$103,500,000 nominal of the Notes.

This Note [forms one of a series of Notes] [is] constituted by an instrument                          dated 2008 made by [Lion/Rally Lux 3 S.à r.l.], [Lion/Rally Lux 1 S.A.] and [Lion/Rally Cayman 2] (the “Instrument”). The holders of the Notes are entitled rateably to the benefit of and are subject to the terms and conditions contained in the Instrument.

Interest is payable on the Notes in accordance with Condition 3 of the Conditions. The Notes are repayable and redeemable in accordance with Condition 4 of the Conditions.

The Notes are only transferable in accordance with the Instrument and in whole and together with all PIK Notes in issue and outstanding at the relevant time. This certificate must be surrendered before any transfer of the Notes represented hereby (or any of them) can be registered or any new Notes certificate can be issued in respect therefore [or in respect of the un-transferred balance of such Notes].

A copy of the Instrument is available for inspection at the registered office of the Company. Copies may be obtained by the Noteholder upon request and upon payment of a reasonable fee.

IN WITNESS whereof this Note is executed as a deed this day of                          2008

EXECUTED as a DEED BY	)
[LION/RALLY LUX 3 S.à r.l.]	)
acting by is authorised signatory	)
in the presence of:	)

Authorised Signatory

TERMS AND CONDITIONS OF THE NOTES

The Unsecured Loan Notes (the “Notes”) of [Lion/Rally Lux 3 S.à r.l.] (the “Company”) are in registered form. The Notes are constituted by an instrument (the “Instrument”) dated [•] 2008 made between the Company, [Lion/Rally Lux 1 S.A] and [Lion/Rally Cayman 2]. Copies of the Instrument are available from the registered office of the Company. The statements set out in these terms and conditions include summaries of, and are subject to, the detailed provisions of the Instrument. Words and expressions used in these terms and conditions have, unless otherwise defined or the context otherwise requires, the same meanings as are given to them in the Instrument. The holders of the Notes are entitled to the benefit of, and are deemed to have notice of, all the provisions of the Instrument and the Notes, all of which are binding on them.

1	DENOMINATION AND TITLE

The Notes are in registered form and may be transferred by instrument in writing in accordance with Schedule 2 to the Instrument in amounts or integral multiples of US $1,000 nominal (or such other amount representing the transferor’s entire holding of Notes). The Notes shall be issued in such denominations as the Company shall determine. The Company may treat the registered holder of any Note as the absolute owner thereof (whether or not such Note shall be overdue and notwithstanding any notice of ownership or writing thereon or any notice of previous loss or theft or of trust or other interest therein) for the purpose of making payment and for all other purposes.

2	STATUS & RANKING

The Notes constitute an unsecured obligation of the Company. The rights of the Noteholders and the obligations of the Company in respect of the Notes at all times rank pari passu equally and rateably without any preference among themselves as an unsecured obligation of the Company and with all the other unsecured obligations of the Company except to the extent provided by law.

3	INTEREST

(a)	Interest on the principal amount of the Notes shall accrue from the date of issue at the rate of 8.3% per annum.

(b)	Subject to Clause 3(d), such interest shall be paid by the Company annually in arrears on 31 December (each an “Interest Payment Date”) in respect of the period starting on the previous Interest Payment Date and ending on the day before that Interest Payment Date (an “Interest Period”). The first interest on the Notes is payable on the first Interest Payment Date following the date of issue of the Notes and shall be in respect of the period starting on the date of issue of the Notes and ending on the day before that first Interest Payment Date and this period is also an “Interest Period”. Interest payable hereunder shall be calculated by reference to a year of 365 days and the number of days elapsed and shall accrue on a daily basis.

(c)	The Specified Majority may at their discretion sanction a deferral of interest and/or waive defaults by the Company in respect of the Notes and any such deferral or waiver shall be binding on all Noteholders.

(d)

Interest may be payable by the Company (at its discretion) by the creation and issue of further Notes on the basis of US$1 of Notes (“PIK Notes”) for each US$1 of accrued interest. Any PIK Notes shall be issued within 45 Business Days of the relevant Interest Payment Date. Any PIK Notes will be issued by the Company on the same terms as the Notes and shall rank pari passu with any other Notes as one class of Notes. Interest shall accrue on any PIK Notes with effect from the relevant Interest Payment Date notwithstanding that such PIK Notes may be issued after the date of such Interest Payment Date.

(e)	To the extent that PIK Notes are issued in respect of such accrued interest, the interest accrued payable by the Company in accordance with the terms of the Instrument shall be deemed to have been discharged proportionately.

(f)	Any payments of interest to be made by the Company under this Instrument and the Conditions and any issue of PIK Notes pursuant to this Instrument and the Conditions shall be made without set-off or counterclaim and free and clear of and without deduction or withholding for or on account of any tax or other deductions of any nature, unless the deduction or withholding is required by law.

4	REDEMPTION AND PURCHASE

(a)	Redemption at maturity

Unless previously redeemed or purchased and cancelled, the Company will redeem the Notes at their principal amount (together with any interest accrued but unpaid thereon to the date of payment of the redemption monies and any other sum due to them hereunder) on the Maturity Date.

(b)	Optional purchase

The Company or any member of the LuxCo1 Group may at any time purchase beneficially or procure others to purchase beneficially for its account all or any of the Notes at a price agreed with the relevant Noteholders.

(c)	Redemption by Noteholders in certain circumstances

For the avoidance of doubt, it is acknowledged by the Noteholders that they shall have no right to require repayment, prepayment, purchase or redemption of the Notes by the Company before the Maturity Date except in accordance with the terms of the Instrument or the Conditions.

In the event that a change of Control of CayCo or LuxCo1 takes place at a time when no Exchange Right (as such term is defined in Condition 6) has been exercised, and 10 Business Days’ written notice of such occurrence has been given to the Noteholders, the Noteholders shall have the right to request the Company, within a period of 10 Business Days commencing on the date such written notice has been received in accordance with the provisions of Clause 6.3 (Notices) to redeem any Notes in respect of which such Exchange Right has not been exercised, together with accrued but unpaid interest thereon to the date of payment and such redemption shall taken place, and shall be conditional, upon closing of the transaction constituting the change of Control.

(d)	Early redemption by the Company

Subject to the restrictions set out in Condition 6(c), the Company may, without penalty, redeem any Note at any time after the Call Option Expiry Date at its principal amount (together with any interest accrued but unpaid thereon to the date of payment of the redemption monies and any other sum due to the relevant Noteholder hereunder).

(e)	Redemption for default

If the Notes become due and payable under Condition 9 the Notes shall become immediately due and payable at their principal amount together with all accrued and unpaid interest thereon (including deferred interest and/or default interest) and any other sums due to the Noteholders hereunder.

(f)	Cancellation

All Notes redeemed or purchased under this Condition 5 will be cancelled and accordingly will not be available for re-issue or re-sale.

5	PAYMENTS

(a)	If the date for payment of any sum under these Conditions is not a Business Day, the date for payment shall be postponed to the next Business Day and interest shall be calculated by reference to and payable in respect of such extension of time.

(b)	All payments to be made by the Company hereunder shall be made (in the case of redemption) against delivery of the relevant Note executed by the Noteholder and in all cases by an appropriate method to ensure so far as practicable same day value in the hands of the Noteholder.

(c)	On the making of any payment of interest by the Company (which shall for this purpose include the issue of any PIK Notes) the Company shall furnish each Noteholder with a statement in writing showing the gross amount of the payment, the amount (if any) of tax deduction and the actual amount paid.

(d)	Any taxes (including without limitation capital taxes and stamp duty) payable by CayCo or any subsidiary thereof, in connection with the exchange, or capitalisation of the Notes, arising as a result of the issue of New CayCo Shares, or any member of the LuxCo1 Group as a result of the issue of LuxCo Exchange Securities, shall be borne by the Noteholders, who shall pay all such amounts to CayCo or the Company (or such other member of the LuxCo1 Group) as necessary in accordance with the relevant payment provisions stipulated by the relevant taxation authority.

6	EXCHANGE

(a)	Each Noteholder shall have the right (the “Exchange Right”) to require CayCo to purchase any Notes held by such Noteholder, but subject to a minimum aggregate value of US$15 million of principal value in each case, in consideration of and in exchange for the issue by CayCo to such Noteholder of the New CayCo Shares in accordance with the terms and procedures set out in this condition 6.

(b)	The Exchange Right shall only be exercisable by a Noteholder (the “Exchanging Noteholder”) giving notice (an “Exchange Notice”) in writing to the Company and to CayCo:

(i)	during the period commencing on the date that the audited 2009 Operating Group accounts are approved by the board of directors of CyprusCo1 and ending on the earlier of (i) 120 days thereafter; or (ii) 10 Business Days after the service of a Call Option Notice or a Put Option Notice (the “2010 Exchange Period”);

(ii)	during the period commencing on the date that the audited 2010 Operating Group accounts are approved by the board of directors of CyprusCo1 and ending on the earlier of (i) 120 days thereafter; or (ii) 10 Business Days after the service of a Call Option Notice or a Put Option Notice (the “2011 Exchange Period”); and

(iii)	during the period commencing on the date that the audited 2011 Operating Group accounts are approved by the board of directors of CyprusCo1 and ending on the earlier of (i) 120 days thereafter; or (ii) 10 Business Days after the service of a Call Option Notice or a Put Option Notice (the “2012 Exchange Period”),

(each an “Exchange Period”).

(c)	If the Company wishes to redeem any outstanding Notes before the Expiry Date but after the end of the Call Option Expiry Date, the Company will give each Noteholder 20 Business Days’ written notice of its intention to do so and, upon the giving of such notice each Noteholder shall, for a period of 10 Business Days, be entitled to exercise the Exchange Right, notwithstanding such period not being an Exchange Period, by reference to the terms applicable to the most recently expired Exchange Period.

(d)	The Exchange Right shall expire one day after the end of the 2012 Exchange Period (the “Expiry Date”).

(e)	Each Noteholder shall be entitled to exercise the Exchange Right once only during each Exchange Period.

(f)	The enterprise value of the LuxCo 1 Group (the “Enterprise Value”), shall be:

(i)	in respect of the 2010 Exchange Period, 13.0 x Operating Group EBITDA for the 12 months ending 31 December 2009;

(ii)	in respect of the 2011 Exchange Period, 12.5 x Operating Group EBITDA for the 12 months ending 31 December 2010; and

(iii)	in respect of the 2012 Exchange Period, 12.0 x Operating Group EBITDA for the 12 months ending 31 December 2011.

(g)	The equity value of the LuxCo 1 Group for each Exchange Period (the “Equity Value”) shall be equal to:

(i)	the Enterprise Value; minus

(ii)	Financial Debt on the relevant Exchange Valuation Date; plus

(iii)	Cash on the relevant Exchange Valuation Date; plus

(iv)	Working Capital on the relevant Exchange Valuation Date; minus

(v)	Normalised Working Capital on the relevant Exchange Valuation Date.

(h)	The number of New CayCo Shares to be issued by CayCo (“New Cn”) shall (subject to the provisions of paragraph (j) below) be calculated as follows:

New Cn = Cn multiplied by (Nv divided by (Ev multiplied by P))

Where:

Cn = the number of CayCo Ordinary Shares outstanding immediately prior to the Exchange Completion Date

Nv = the principal and accrued but unpaid interest on the Exchange Notes on the Exchange Valuation Date

P = Ch divided by En

En = the number of LuxCo1 Shares outstanding immediately prior to the Exchange Completion Date

Ch = the number of existing LuxCo1 Shares held by CayCo, immediately prior to the issue of the LuxCo Exchange Securities under Condition (m) below

Ev = the Equity Value

(i)	An Exchanging Noteholder shall be issued CayCo D Shares, pro rata to their holding of Exchange Notes on the Exchange Completion Date rounded down to the nearest share, unless either the Call Option or the Put Option is exercised in the same Exchange Period, in which case the Exchanging Noteholder will be issued CayCo C Shares.

(j)

The maximum percentage which the New CayCo Shares will represent in the share capital of LuxCo 1, on a look-through basis, following their issue shall be equal to the Notional Percentage. The “Notional Percentage” is a percentage equal to that percentage which the Notional Original Shares would represent on the Exchange Completion Date if the Noteholder had not subscribed for the Note but had instead subscribed for the Notional Original Shares on the date of this Instrument (adjusted to the extent that fewer than all the Notes are being exchanged).[3] The Notional Original Shares means:

(i)	in respect of the 2010 Exchange Period, [•] shares;

(ii)	in respect of the 2011 Exchange Period, [•] shares; and

(iii)	in respect of the 2012 Exchange Period, [•] shares.

(k)	Immediately upon the transfer of the Notes in respect of which the Exchanging Noteholders have exercised their Exchange Rights (the “Exchange Notes”), and the issue by CayCo to the Noteholders of the New CayCo Shares, LuxCo1 will purchase all Exchange Notes from CayCo in consideration of and in exchange for the issue by LuxCo1 to CayCo of the New LuxCo1 Shares;

(l)	The number of New LuxCo1 Shares to be issued by LuxCo1 to CayCo (“New En”) and the number of new CPECs to be issued by LuxCo1 to CayCo (“New Cpn”), and together with New En, the “LuxCo Exchange Securities”) shall be calculated as follows:

New En = En multiplied by (Nv divided by Ev)

New Cpn = Cpn multiplied by (Nv divided by Ev)

[3]

The calculation of the Notional Percentage shall be in the 2010 Exchange Period, , being the “Initial Notional Percentage” and, in the 2011 Exchange Period, the Initial Notional Percentage plus a further two per cent. and, in the 2012 Exchange Period, the Initial Notional Percentage plus a further four per cent.

Where:

En = the number of LuxCo1 Shares outstanding immediately prior to the Exchange Completion Date

Nv = the principal and accrued but unpaid interest on the Exchange Notes on the Exchange Completion Date

Ev = the Equity Value

Cpn = the number of CPECs outstanding in LuxCo1 immediately prior to the Completion Date

(m)	The number of LuxCo Exchange Securities issued to CayCo shall be rounded down to the nearest LuxCo1 Share or CPEC.

(n)	If a member of the LuxCo1 Group undertakes an IPO (the “Issuer”), having first given 30 Business Days’ written notice to the Noteholders of its intention to do so, prior to the Expiry Date and prior to the Noteholders having exercised the Exchange Right in respect of all their Notes, the Noteholders shall be entitled, by giving written notice of their intention to do so, to exchange their Notes for New CayCo Shares, as calculated under Condition 6 (h) above, but upon such exercise the Equity Value shall be the market capitalisation of the Issuer and its Subsidiaries (the “IPO Group”) calculated by reference to the launch price under the IPO, minus any Financial Debt of the LuxCo1 Group over and above the Financial Debt of the IPO Group. The maximum percentage of the share capital of CayCo which such shares will represent immediately following the IPO, and consequently the number of New CayCo Shares that the Exchanging Noteholder shall be entitled to receive shall be no more than the number which results from multiplying the most recent Notional Percentage by 1.04.

(o)	The Exchange Right attaching to any Note may be exercised by the Exchanging Noteholder delivering the relevant Notes to CayCo, accompanied by a duly completed and signed Exchange Notice stating (i) the name of the Noteholder; and (ii) the number of Notes to be converted (the “Exchange Notes”).

(p)	The exchange shall take place on the earlier of: (i) the Business Day immediately prior to completion of the exercise of the Call Option or the Put Option (if either is exercised) in the relevant Exchange Period; and (ii) 45 Business Days following the end of the relevant Exchange Period when CayCo will allot to each Exchanging Noteholder the CayCo D Shares or CayCo C Shares (as the case may be) and LuxCo1 shall issue to CayCo the LuxCo Exchange Securities (the “Exchange Completion Date”) and whereupon the Exchange Notes shall be transferred to LuxCo1 and the Registrar will make the necessary entries into the Register to show LuxCo1 as the holder of the Exchange Notes.

(q)

The calculation of Equity Value, as well as each of its components (being Operating Group EBITDA, Enterprise Value, Financial Debt, Cash, Working Capital and Normalised Working Capital) shall be calculated and determined, in accordance with these conditions by the auditors from time to time of the Operating Group, who shall be engaged by CayCo or a member of the LuxCo1 Group to conduct such exercise promptly after the Exchange Valuation Date, and CayCo shall notify the Exchanging Noteholders of the subsequent determination of such calculations as soon as practicable, and in any event, within 20 days from the start of the relevant Exchange Period. The calculation carried out by the auditors of the Operating Group shall be final and binding on all Exchanging Noteholders, save in the case of manifest error and that the Specified Majority shall be consulted in relation to the adjustments pursuant to (m) and (n) of the definition of Operating Group EBITDA above. In the calculation of Equity Value, the Operating Group EBITDA shall be increased by the addition of Minority Investment EBITDA for any Minority Investments of the Group at the Option Valuation Date. If, having made reasonable endeavours to obtain sufficient information to calculate any Minority Investment EBITDA, the Company or the relevant member of the Group has been unable to do so, Financial Debt shall be reduced by the amount of any cash investment (including, without limitation, consideration paid for the Minority Investment, costs of investment or capital contributions of any kind, and any further costs relating to the acquisition of the Minority Investment, whether capitalised or charged to the profit and loss account) made by the Group in the Minority Investment after Closing

(r)	Immediately following a change of Control, all Exchange Rights shall cease to be exercisable or of any further effect.

7	EVENTS OF DEFAULT AND ENFORCEMENT

The Specified Majority may declare the Notes to be due and repayable (and the Notes shall thereby become so due and repayable together with all accrued and unpaid interest including deferred interest and/or default interest) if:

(a)	the Company shall fail on the due date to make any payment of principal to any Noteholder under these Conditions and shall not remedy such failure within 60 Business Days of the Company having received notice of such failure from the Specified Majority;

(b)	the Company shall fail on the due date to make any payment of interest due to any Noteholder under these Conditions, and shall not remedy such failure within 60 Business Days of the Company having received notice of such failure from the Specified Majority; and

(c)	before the Maturity Date the Company breaches the covenant set out at Condition 8 below, save that the Company will not be in default of the covenant set out at Condition 8 if within 90 Business Days of having paid a dividend in breach of the covenant set out at Condition 8 the Company procures the repayment of such dividend and such dividend is repaid.

8	FURTHER COVENANTS

(a)	The Company shall not, without the prior written consent of the Specified Majority, make payment of any dividend or other distribution to its shareholder(s) prior to the Maturity Date, save that the Company shall at all times be permitted to make any dividend payments or distributions, or redeem any securities of the Company in issue, in connection with the repayment of any obligations pursuant to the instrument dated [ ] 2008, made by [Lion/Rally Lux 2 S.à r.l.] and [Lion/Rally Lux 1 S.A.] constituting unsecured subordinated loan notes by [Lion/Rally Lux 2 S.à r.l.], the sole member of the Company, which notes are issued pursuant to the SPA.

(b)	Without prejudice to the provisions of the foregoing, in the event that in 2010, 2011, or 2012, there are Notes outstanding, the Company shall not make any dividend payment during the period commencing on 1 January in the relevant year and ending 45 days after the end of the Exchange Period in the relevant year and the Company shall not incur any indebtedness (i) senior to the Notes; or (ii) which is secured, unless the prior written consent of the Specified Majority has been obtained.

(c)	CayCo shall not, and shall procure that each member of the LuxCo1 Group shall not, acquire an interest in any entity (an “Acquisition”) where the consideration payable in respect of such Acquisition is greater than US$50 million on a debt-free, cash-free basis, with a normalised level of working capital unless CayCo has:

(i)	received the prior written consent of the Specified Majority; or

(ii)	prior to, or within 60 Business Days following, the closing of such Acquisition, delivered to the Noteholders a written opinion from an investment bank or an accounting firm of international repute showing that, on a pro forma basis, the Total Leverage (giving effect to the Acquisition) will not be greater than 5.25. Any dispute concerning the consideration payable in respect of the Acquisition shall be finally resolved by obtaining a written opinion from an investment bank or accounting of international repute.

9	TRANSFER

(a)	Subject to the provisions of Condition 9(b), the Notes are freely transferable subject to, and in accordance with, the provisions of Schedule 2.

(b)	No Notes may be transferred to any Prohibited Person.

10	MODIFICATION OF RIGHTS

(a)	The provisions of the Instrument and the Conditions may from time to time be modified, abrogated or compromised in any respect by the Company and with the written consent of the Specified Majority.

(b)	Without prejudice to Condition 10(a), the Company may also, amend the provisions of the Instrument without such consent if such amendment is of a formal, minor or technical nature or corrects a manifest error.

SCHEDULE 2

PROVISIONS AS TO REGISTRATION, TRANSFER, TRANSMISSION AND

REPLACEMENT OF NOTES

1	TRANSFER OF NOTES

Subject to the rights of first refusal set out at paragraph 6 below, the Notes may be transferred to any person.

2	EXECUTION OF TRANSFERS

Every instrument of transfer must be signed by, or on behalf of, the transferor and the transferor shall be deemed to remain the owner of the Note to be transferred until the name of the transferee is entered in the Register.

3	REGISTRATION OF TRANSFERS

Every instrument of transfer must be left for registration at the location of the Register accompanied by the Note to be transferred together with such other evidence as the Registrar may require to prove the title of the transferor or his right to transfer the Note and if the instrument of transfer is executed by some other person on his behalf the authority of that person to do so. All instruments of transfer which shall be registered may be retained by the Company. The Registrar will despatch by registered mail, to such address as the transferee may request, a new Note in respect of the principal amount of the Note transferred. Upon registration of any transfer and delivery of any new Note or Notes in respect thereof as aforesaid, the Note transferred shall be cancelled. No transfer shall be registered of a Note in respect of which a notice of repayment has been given.

4	NO FEES FOR REGISTRATION OF TRANSFERS

No fee shall be charged for the registration of any transfer.

5	REPLACEMENT OF NOTES

If a Note is mutilated, defaced, destroyed, stolen or lost it may, and shall, in the case of mutilation or defacement, upon the surrender of the mutilated or defaced Note be replaced at the registered office for the time being of the Company on payment of such costs as may be incurred in connection therewith and, in the case of destruction, theft or loss, on such terms as to provision of evidence and indemnity as the Company may reasonably require. An entry on the Register shall be made accordingly.

6	RIGHTS OF FIRST REFUSAL

(a)	In the event that a Noteholder (the “Offeror”) proposes to make a transfer of any of its Notes to any Person who is not at Affiliate, it shall, prior to effecting any such transfer, provide prior written notice (an “Offer Notice”) to the Company and to Cayman LP (or its designated Affiliate) (and shall be the “Offeree”). The Offer Notice shall set out:

(i)	the number of Notes subject to the Offer (the “Offer Notes”);

(ii)	the price per Note at which such transfer is proposed to be made (the “Offer Price”); and

(iii)	all other material terms and conditions of the Offer,

(collectively, the “Offer Terms”).

(b)	The receipt of an Offer Notice by the Company on behalf of the Offeree shall constitute an offer by the Offeror to sell to the Offeree, for cash, all of the Offer Notes on the Offer Terms (the “Offer”). For a period of thirty days after receipt of the Offer Notice, the Offeree shall have the right, but not the obligation, to accept the Offer by giving a written notice of acceptance (which shall be deemed irrevocable and which must be in respect of all of the Offer Notes) (an “Acceptance Notice”) to the Offeror.

(c)	Failure by the Offeree to deliver a valid Acceptance Notice before the expiration of the thirty-day period prescribed by paragraph 6(b) shall be deemed a rejection of the Offer by the Offeree, after which the Offer shall no longer be capable of acceptance by the Offeree. The tender by the Offeree of an Acceptance Notice to the Offeror shall constitute agreement by the Offeree to purchase, and by the Offeror to sell to the Offeree the Offer Notes on the Offer Terms. Any further Acceptance Notice shall be of no effect.

(d)	In respect of each Offer Notice for which a valid Acceptance Notice is properly given in accordance with paragraph 6(c), the Offeror and the Offeree shall complete the sale and purchase of the Offer Notes for the Offer Price in cash not later than ten Business Days following the date of such Acceptance Notice, provided that, if the sale and purchase of such Offer Notes is subject to any prior regulatory approval, the time period during which such sale and purchase may be completed shall be extended until the expiration of five Business Days after all such approvals shall have been received, but only to the extent that such application(s) for regulatory approval were promptly made and in any event within the thirty day period from delivery of the Acceptance Notice and provided further that the time period during which such sale and purchase may be completed shall be extended by no more than three months. If at such time there remains a prior regulatory approval which has not then been obtained, the relevant Acceptance Notice shall be deemed never to have been given.

(e)	If no valid Acceptance Notice is properly given in accordance with paragraph 6(c), or if an Acceptance Notice is deemed never to have been given pursuant to paragraph 6(d), the Offeror shall have the right for a period of sixty days following the later of (i) the expiration of the thirty day period prescribed by paragraph 6(b) or (ii) where relevant, the date on which an Acceptance Notice is deemed never to have been given pursuant to paragraph 6(d) to sell any Offer Notes to which such Offer Notice relates to any third party (a “Third Party Purchaser”) at a price in cash not less than the Offer Price and otherwise on such terms and conditions no more favourable to the third party than the Offer Terms, provided that, if the sale and purchase of such Offer Notes is subject to any prior regulatory approval, the time period during which such purchase and sale may be completed shall be extended until the expiration of five Business Days after all such approvals shall have been received, but only to the extent that such application(s) for regulatory approval were promptly made and in any event within the sixty days following the date of the Offer Notice.

IN WITNESS whereof this instrument has been duly executed and delivered as a Deed and entered into the day and year first above written.

EXECUTED as a DEED by	)
[LION/RALLY LUX 3 S.à r.l.]	)
acting by its authorised signatory	)
in the presence of:	)

Authorised Signatory
EXECUTED as a DEED by	)
[LION/RALLY LUX 1 S.A.]	)
acting by its authorised signatory	)
in the presence of:	)

Authorised Signatory
EXECUTED as a DEED by	)
[LION/RALLY CAYMAN 2]	)
acting by [director]	)
in the presence of:	)

Authorised Signatory